Exhibit 99.1
THIS RELEASE CONTAINS INSIDE INFORMATION
VAALCO ENERGY, INC. ANNOUNCES AGREEMENT TO DIVEST NON-CORE ASSET

HOUSTON – February 5, 2026 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) (“Vaalco” or the “Company”) today announced that it had entered into an agreement for the sale of all of its non-core producing properties in Canada to a third party for approximately $35.0 million Canadian Dollars (USD $25.6 million), subject to customary closing adjustments (the "Canadian Asset Sale"). The Canadian properties current working interest (“WI”) production is approximately at 1,850 barrels of oil equivalent per day (“BOEPD”). The effective date of the Canadian Asset Sale is February 1, 2026, and it is expected to close within the next 30 days, subject to satisfaction of the customary closing conditions.

George Maxwell, Vaalco’s Chief Executive Officer, commented, “Over the past several years, we have worked to increase liquids production in Canada, improve operational and drilling efficiencies, drilled some successful wells and generated $82 million Canadian Dollars (USD $64 million) in operational cash flow since our acquisition. While we believe that the Canadian assets are solid, we have decided to focus on our core assets with significant drilling campaigns and continued upside. With all of the recent successes in our assets and continued large scale drilling campaigns underway or planned in those areas, we determined that now was the right time to sell. This non-core asset sale for $35.0 million Canadian Dollars is equal to 2.7x1 of our trailing 12 months operational cash flow and does not impact our borrowing base which allows us to focus on core opportunities. We are excited about the future and believe that Vaalco has many high-quality assets with significant drilling and development opportunities that we expect to generate meaningful value for our shareholders for many years to come.”

1Based on 12-month unaudited operational cash flow of approximately $9.7 million USD for the Canadian assets for the period ended December 31, 2025.

About Vaalco
Vaalco, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with a diverse portfolio of production, development and exploration assets across Gabon, Egypt, Côte d'Ivoire, Equatorial Guinea and Nigeria.
For Further Information

Vaalco Energy, Inc. (General and Investor Enquiries)	+00 1 713 543 3422
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Burson Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Barry Archer	VAALCO@buchanan.uk.com
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws(collectively, “forward-looking statements”). Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding the completion and timing of the Canadian Asset Sale, the satisfaction of customary closing conditions related to the Canadian Asset Sale, and the proceeds that the Company expects to receive from the Canadian Asset Sale; (iii) expectations regarding future exploration and the development, growth and potential of Vaalco’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iv) expectations regarding future acquisitions, investments or divestitures; (v) expectations of future balance sheet strength; and (vi) expectations of future equity and enterprise value.
Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of Vaalco; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; risks relating to the timing and costs of completion for scheduled maintenance of the FPSO servicing the Baobab field; and the risks described under the caption “Risk Factors” in Vaalco’s most recent Annual Report on Form 10-K.
Any forward-looking statement made by Vaalco in this press release is based only on information currently available to Vaalco and speaks only as of the date on which it is made. Except as may be required by applicable securities laws, Vaalco undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Inside Information
This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of Vaalco is Matthew Powers, Corporate Secretary of Vaalco.